Exhibit 99.2

Excerpt from Free Writing Prospectus of Entergy Mississippi, Inc.
dated January 19, 2006

Recent Development: Based on preliminary unaudited financial reports, we expect our 2005 earnings applicable to common stock to be approximately 16% lower than that reported for 2004. We believe the primary reasons for the decrease in earnings in 2005 are a decrease in net revenue and increases in taxes other than income taxes and depreciation expense.